Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00001 per share	656,496	(2)	$2.70	(3)	$1,772,539.20	$164.32

Total	656,496				$1,772,539.20	$164.32

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that may become issuable under the 2021 Equity Incentive Plan (the “2021 Plan”) by reason of any stock dividend, stock split, recapitalization, or any other similar transaction that results in an increase in the number of outstanding shares of common stock.

(2)	Represents 656,496 shares of common stock reserved for issuance pursuant to future awards under the 2021 Plan. To the extent that any awards outstanding under the 2021 Plan are forfeited or lapse unexercised, the shares of common stock reserved for issuance pursuant to those awards as of the date of this Registration Statement will become available for issuance under the 2021 Plan.

(3)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $2.70, the average of the high and low sale prices per share of common stock as reported on the Nasdaq Capital Market March 24, 2022.